August 16, 2010

Dear Unitholder:

United Development Funding III, L.P. (the “Fund”) has received notification of an unsolicited mini-tender offer being made by Peachtree Partners to purchase up to a 4.9% interest in the Fund for a price of $6.25 per unit less any distributions paid from the date of Peachtree Partners’ offer and less a $150 charge per tendering unitholder.

The Fund does not recommend or endorse Peachtree Partners’ mini-tender offer and is not affiliated with Peachtree Partners, the offer or the offer documentation.  Furthermore, the Fund believes that Peachtree Partners’ mini-tender offer contains statements that are misleading to unitholders and that Peachtree Partners’ mini-tender offer is intended to prey upon investors who are uninformed.  Therefore, the Fund recommends that unitholders not tender their units in the offer.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the U.S. Securities and Exchange Commission (“SEC”) to protect investors from certain abuses that may occur in a tender offer.  The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”1  In this instance, Peachtree Partners’ mini-tender offer is significantly below the $20.00 per unit price at which these units were initially offered and that most unitholders initially paid to acquire their units.  As Peachtree Partners states in its letter, Peachtree Partners is making this offer “intending to make a profit.” Furthermore, Peachtree Partners’ letter states that they have not undertaken any due diligence of the Fund.  The Fund has not engaged any independent third-party to perform a valuation of the Fund’s assets or of its units, nor has the Fund’s general partner prepared any valuations materially related to this mini-tender offer, although the Fund’s general partner believes that the net asset value of the Fund’s assets significantly exceeds the $6.25 per unit price being offered by Peachtree Partners.

Unitholders are cautioned that Peachtree Partners and its principals have made previous below-market mini-tender offers for the securities of other companies and that, as Peachtree Partners states in its offer, in 2003, Ira Gaines, one of Peachtree Partners’ principals, suffered an action by the SEC in connection with a prior mini-tender offer, resulting in a consent decree enjoining him from offering, making or engaging in mini-tender offers for a public company’s securities.  This consent specifies that it does not pertain to offers to purchase limited partnership interests such as the Fund’s units.  To read more about Mr. Gaines and the orders against him and his affiliated entities in connection with mini-tender offers, please see:  http://www.sec.gov/litigation/litreleases/lr18535.htm, http://www.sec.gov/litigation/admin/34-41760.htm and http://phoenix.bizjournals.com/phoenix/stories/2007/10/01/story5.html.

Furthermore, some of the reasons why the Fund strongly believes the offer is not in the best interests of the unitholders are as follows:

•
The Fund believes that Peachtree Partners is misleading in its statement that “loans are starting to default and the general partner or affiliates are assuming these obligations.”  As of June 30, 2010, only approximately 2.67% of the loans in the Fund’s portfolio have defaulted and the Fund’s general partner believes that the Fund will not realize any losses from these defaults.  Similarly, the Fund believes that Peachtree Partners’ statement that “as loans start to default, it is likely that we may experience a drop in the distribution rate” is misleading, has no factual basis, and is intended to cause unitholders to be unnecessarily concerned about the security of their investment in the Fund;

•
The Fund believes that Peachtree Partners’ statement that “approximately 30% of the loans are currently due from related parties of the general partner” also is misleading, because such loans to affiliates are consistent with the Fund’s business model and, the general partner believes, beneficial to the Fund’s unitholders;

•
The Fund believes that Peachtree Partners’ statement that “you may prefer to receive cash now rather than waiting for the partnership to liquidate” is misleading and intended to pressure unitholders into making hasty decisions without taking adequate time to consider all of the facts relating to the mini-tender offer.  The Fund’s general partner has no intention of liquidating the Fund in the near future;

•	The Fund’s general partner believes that the offer price is significantly less than the potential long-term value of the Fund’s units on a going-forward basis.

•
Given the timing of the mini-tender offer and the offer price, the Fund believes that the offer represents an opportunistic attempt to purchase at a low price and make a profit and, as a result, deprive the unitholders who tender units in the mini-tender offer of the potential opportunity to realize the full long-term value of their investment in the Fund; and

•	The Fund remains committed to providing liquidity to its unitholders at the time and in the manner that are in the best interests of the Fund and its unitholders.

Please be aware that you are not required to tender your units to Peachtree Partners and that we again urge you not to tender your units.  Peachtree Partners’ offer permits you to withdraw and rescind any acceptance of the offer within 15 days; however, we understand that thereafter your tender will be irrevocable, even if you have not received payment for your units at that time.  Therefore, if you have accepted Peachtree Partners’ offer, the Fund recommends that you immediately contact Peachtree Partners to withdraw and rescind this acceptance in writing.

Unitholders must evaluate whether to tender their units to Peachtree Partners pursuant to the mini-tender offer based on, among other things, their individual liquidity needs.  Unitholders are urged to consult with their own financial advisor or broker, and to exercise caution with respect to mini-tender offers.  Additional information regarding the SEC’s regulatory concerns about mini-tender offers is available at the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

Sincerely,

UMTH Land Development, L.P.
General Partner of United Development Funding III, L.P.

/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
President and Chief Executive Officer

This correspondence contains forward-looking statements relating to the business and financial outlook of United Development Funding III, L.P. that are based on our current expectations and estimates, and are not guarantees of future performance.  Such forward-looking statements generally can be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words.  Readers of this correspondence should be aware that there are various factors, many of which are beyond the Fund’s control, that could cause actual results to differ materially from any forward-looking statements made in this correspondence.  Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence.  A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this correspondence.  Such factors include those described in the “Risk Factors” sections of the latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q of United Development Funding III, L.P., as filed with the SEC.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

1	U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm (modified 01/31/2008).